Exhibit 99.1

Radio and Television Announcement

How many great projects for downtown Buffalo have ever made it off the drawing board?

The Seneca Nation is ready to build a casino in downtown Buffalo that is ready to happen.

With City partnership and leadership, the Seneca Buffalo Creek Casino will become part of the new Buffalo’s economic future with an initial $125 million private investment, an estimated 1,000 new local jobs in phase one, an estimated $100 million in revenue over 15 years for the City of Buffalo and a draw for tourists and residents to downtown’s entertainment district.

And this isn’t pie in the sky. With more than $500 million built already in three years at Seneca Niagara Casino & Hotel and Seneca Allegany Casino, the Seneca Nation of Indians and Seneca Gaming Corp. have proven we can get this done. With 4,000 new jobs and counting, we generate an annual payroll of $85.6 million. And most importantly, we’re working with local vendors pumping more than $60 million back into the community in 2005 alone.

We’re doing it. And we’re ready to do it again with the Seneca Buffalo Creek Casino.

Let’s all work together to create a partnership for prosperity.

Paid for by Seneca Gaming Corporation.

Forward-Looking Statements

The above announcement contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with references to SGC and its management, indicate forward looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in the above announcement, including but not limited to our ability to proceed with and complete our Seneca Buffalo Creek Casino (including the related creation of new jobs, the generation of revenue for the City of Buffalo and the establishment of a draw to the downtown entertainment district) which will depend, in significant part, upon obtaining the requisite approvals and permits from the City of Buffalo related to infrastructure and improvements, and upon the actual completion of the infrastructure and the improvements; to generate $100 million for the City of Buffalo, which will depend on the size of the project, our ability to draw patrons to the Seneca Buffalo Creek Casino, and the amount of the State of New York’s contribution of the revenue share to the City of Buffalo; to establish a draw for the downtown entertainment district; and to fund the investment. Additional information concerning potential factors that could affect SGC’s financial condition, results of operations, and expansion projects are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K. These Reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website, www.senecagamingcorporation.com.

SGC disclaims any obligation to update these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Contact: Joseph A. D’Amato, Senior Vice President Finance and Administration for additional information at 716-299-1073.